Exhibit 99.1

William Steele Retires From TrueBlue Board of Directors After 17 Years of Service
TACOMA, WASH.—Dec. 13, 2017 –TrueBlue, Inc. (NYSE: TBI) announced today that William Steele is retiring from the company’s board of directors effective Dec. 31, 2017.
Steele has served on TrueBlue’s board since 2001 and was Chairman of the Corporate Governance and Nominating Committee and Lead Independent Director until this year, in addition to serving as a member of the Audit Committee. Steele began his career at ABM Industries where he was appointed President in 1991 and CEO in 1994, and served in those capacities until he retired in 2000. He served as a Director, member of the Audit Committee, and Chairman of the Corporate Citizenship and Communication Committee of ABM until March 2016.
“William's long career leading a global building services company made him an invaluable member of the board, and we owe him a huge debt of gratitude,” TrueBlue Chairman Joe Sambataro, Jr., said.  “On behalf of the board, shareholders and the entire company, I want to thank William for his leadership, expert counsel and guidance.”
“Over the past 17 years, it’s been exciting to watch TrueBlue grow to be one of the leading light industrial staffing providers in the U.S. and the world’s largest recruitment process outsourcing company,” Steele said. “The company today is stronger than it has ever been, and is well positioned for continued growth moving forward.”
About TrueBlue:
TrueBlue (NYSE: TBI) is a leading provider of specialized workforce solutions that help clients create growth, improve efficiency and increase reliability. TrueBlue connected over 815,000 people with work during 2016 in a wide variety of industries through its PeopleReady segment offering industrial staffing services, PeopleManagement segment offering onsite workforce management and PeopleScout segment offering Recruitment Process Outsourcing (RPO) and Managed Service Provider (MSP) solutions. For more information, visit TrueBlue’s web site: www.trueblue.com
Contact:
Stacey Burke
TrueBlue Vice President, Corporate Communications
(253) 680-8291
sburke@trueblue.com